Exhibit 23.2

Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global,

Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 17, 2011, in the Registration Statement (Form S-1) and related Prospectus of Imperva, Inc. for the registration of shares of its common stock.

/s/ Kost Forer Gabbay & Kasierer

     A Member of Ernst & Young Global

Tel-Aviv, Israel

June 17, 2011